Exhibit 99.1

CONTACT:	Thomas M. Friel, (800) 544-2411 or (702) 495-4210

Executive Vice President, Chief Accounting Officer and Treasurer

Lori B. Nelson, (800) 544-2411 or (702) 495-4248
Director of Corporate Communications

FOR IMMEDIATE RELEASE:     March 2, 2009

Station Casinos, Inc. Announces Signing of Forbearance Agreements and Extension of Voting Deadline for Solicitation of Acceptances for Plan of Reorganization

LAS VEGAS — Station Casinos, Inc. (“Station” or the “Company”) today announced that it has entered into forbearance agreements with the holders of a majority in principal amount of its senior and senior subordinated notes and the lenders holding a majority of the commitments under its Credit Agreement, dated as of November 7, 2007.  The Company said that these forbearance agreements will provide the Company with additional time to continue discussions regarding the terms of its plan of reorganization with its lenders and the holders of its senior and senior subordinated notes.

The forbearance covers the Company’s 6% Senior Notes due 2012 (the “Old 2012 Senior Notes”), 7¾% Senior Notes due 2016 (the “Old 2016 Senior Notes” and together with the Old 2012 Senior Notes, the “Old Senior Notes”), 6½% Senior Subordinated Notes due 2014 (the “Old 2014 Subordinated Notes”), 6 7/8% Senior Subordinated Notes due 2016 (the “Old 2016 Subordinated Notes”) and 6 5/8% Senior Subordinated Notes due 2018 (the “Old 2018 Subordinated Notes” together with the Old 2014 Subordinated Notes and the Old 2016 Subordinated Notes, the “Old Subordinated Notes” and collectively with the Old Senior Notes, the “Old Notes”).  The forbearance agreements with the holders of the Old Notes and the lenders under the Credit Agreement will expire April 15, 2009, unless earlier terminated pursuant to the terms thereof.

The Company also announced today that it is extending the Voting Deadline (as defined in Station’s solicitation statement, dated February 3, 2009) to 5:00 p.m., New York City time, on April 10, 2009, unless otherwise extended, in its solicitation of acceptances from eligible institutional holders of the Old Notes.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.  Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Wildfire Boulder, Gold Rush Casino and Lake Mead Casino in Henderson, Nevada.  Station also owns a 50% interest in Green Valley Ranch Station Casino, Aliante Station Casino and Hotel, Barley’s Casino & Brewing Company, The Greens and Wildfire Lanes in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, the ability to recognize the benefits of the Company’s merger (the “Merger”) with FCP Acquisition Sub, a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company with the Company continuing as the surviving corporation, which was completed on November 7, 2007, pursuant to the Agreement and Plan of Merger dated as of February 23, 2007 and amended as of May 4, 2007, among the Company, Fertitta Colony Partners LLC, a Nevada limited liability company, and Merger Sub; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, and its Registration Statement on Form S-3ASR File No. 333-134936.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.